Exhibit 99.3

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DPL HOLDS 2005 ANNUAL MEETING

Three Directors Elected to Board

DAYTON, OHIO, April 28, 2005 – DPL Inc. (NYSE: DPL) held its 2005 annual meeting today in Dayton, Ohio.  Robert Biggs, DPL Chairman, and James Mahoney, DPL President and Chief Executive Officer, provided shareholders with an overview of 2004 financial results, company initiatives, and operational performance.

At the meeting, shareholders elected three directors, as recommended by the board, to a three-year term expiring in 2008:  James F. Dicke, II, Chairman and Chief Executive Officer of Crown Equipment; James V. Mahoney, President and Chief Executive Officer of DPL Inc.; and Barbara Graham, former Senior Vice President, Pepco Holdings.  Ms. Graham is new to the DPL board, replacing Jane Haley, Chairman, President and Chief Executive Officer of Gosiger, Inc., who retired at the conclusion of her term.

“On behalf of DPL and all of its stakeholders, I want to express sincere appreciation to Jane for her 28 years of service and dedication to this company and the Dayton community,” said Mr. Biggs.  “We wish her all the best in the years ahead.”

In addition, shareholders ratified KPMG as the company’s independent auditors.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.